Exhibit 99.2
PARTICIPANTS

Corporate Participants
Jack Jancin – Senior Vice President - Corporate Business Development, Helen of Troy Ltd.
Julien R. Mininberg – Chief Executive Officer & Director, Helen of Troy Ltd.
Brian L. Grass – Chief Financial Officer, Helen of Troy Ltd.

Other Participants
Robert J. Labick –  Analyst, CJS Securities, Inc.
Rupesh Parikh - Analyst, Oppenheimer & Co., Inc.
Olivia Tong – Analyst, Bank of America Merrill Lynch
Linda Bolton Weiser – Analyst, D. A. Davidson & Co.
Steven L. Marotta – Analyst, C.L. King & Associates, Inc.

MANAGEMENT DISCUSSION SECTION
Operator: Greetings. Greetings. Welcome to Helen of Troy First Quarter Fiscal 2021 Earnings Call. At this time, all participants today will be on a listen-only mode. A brief question-and-answer session will follow the formal presentation. [Operator Instructions] Please note that this conference is being recorded.
I'll now turn the conference over to Jack Jancin, Senior Vice President of Corporate. Sir, you may begin.

Jack Jancin, Senior Vice President - Corporate Business Development, Helen of Troy Ltd.
Thank you, operator. Good morning, everyone. And welcome to Helen of Troy's first quarter fiscal 2021 earnings conference call. The agenda for the call this morning is as follows. I will begin with a brief discussion of forward-looking statements. Mr. Julien Mininberg, the company's CEO, will comment on some high-level results for the quarter and discuss current business trends. Then, Mr. Brian Grass, the company's CFO, will review the financials in more detail and reflect on considerations from the ongoing COVID-19 pandemic uncertainty as fiscal year 2021 progresses. Following this, we will open the call to take your questions.

This conference call may contain certain forward-looking statements that are based on management's current expectation with respect to future events or financial performance. Generally, the words anticipates, believes, expects and other words similar are words identifying forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties that could cause anticipated results to differ materially from the actual results.

This conference call may also include information that may be considered non-GAAP financial information. These non-GAAP measures are not an alternative to GAAP financial information and may be calculated differently than the non-GAAP financial information disclosed by other companies. The company cautions listeners not to place undue reliance on forward-looking statements or non-GAAP information.

Before I turn the call over to Mr. Mininberg, I would like to inform all interested parties that a copy of today's earnings release has been posted to the Investor Relations section of the company's website at www.helenoftroy.com. The earnings release contains tables that reconcile non-GAAP financial measures to their corresponding GAAP-based measures. The release can be obtained by selecting the Investor Relations tab on the company's home page and then the News tab.

I will now turn the conference call over to Mr. Mininberg.

Julien R. Mininberg, Chief Executive Officer & Director, Helen of Troy Ltd.
Thank you, Jack. Good morning, everyone, and thank you for joining us. This morning, we reported an excellent quarter with net sales growth of 11.8% and adjusted EPS growth of 22.8% versus year ago. All three business segments performed well above our expectations. Many of the positive trends we highlighted in April accelerated as the quarter progressed and outweighed the unfavorable trends we discussed. The benefits of our diversified portfolio of brands, online capability, strong shared services, and our highly committed organization showed very well as we adapted quickly to the tremendous challenges from COVID-19 and were able to be there for consumers when they needed us most.

Collectively, our eight Leadership Brands grew sales at 15.7% in the quarter, led by double-digit growth from all of Health and Home's Leadership Brands: Vicks, Braun, PUR, and Honeywell. These brands benefited from very strong demand for our highly trusted health and wellness related products. OXO also grew nicely in the quarter as consumers spent much more time at home. Hydro Flask sales declined amidst store closures, but performed better than we expected. Hot Tools grew sales despite store and salon closures.

Channel mix played a particularly important role as lockdowns kept families home to varying degrees around the world. Online capability development has been a key strategic focus for both Phase I and Phase II of Helen of Troy's transformation, growing roughly fourfold since 2014 to reach 24% of total company sales at the end of fiscal 2020. In this quarter, online grew a further 33%, now representing 28% of consolidated sales as even more consumers move from bricks to clicks. We also performed better than expected in those brick-and-mortar stores that remained open.

International performance was a standout in the quarter, growing faster than total company sales, driven by Health and Home and strength across all business segments in EMEA. Margin, profitability and cash flow were all highly favorable in the quarter as a result of higher sales, improved operating leverage, better mix and temporary cost reduction efforts.

Analyzing the current environment, we are seeing some encouraging trends at those brick-and-mortar stores that have remained opened, and online sales continue to be strong. Our products that are more discretionary in nature or more dependent on the retail brick-and-mortar channel continue to see softness, but recent trends are improving.

COVID-19 cases are now rising in multiple regions and economic reopening plans are being questioned or even, in some cases, revised. While we are pleased with our first quarter results, the net impact of the pandemic on our consumers and supply is still very fluid and uncertain. And as a result, we will not be providing fiscal 2021 guidance at this time.

When we last spoke in April, we shared actions taken to protect our people and reduce our costs, doing so in a way that focused on protecting the capabilities built during our transformation. Those cost interventions fell into two major categories: personnel cost reductions and reductions or delays in other fiscal 2021 spending. We have been treating the reductions like light switches that we are dimming or turning off. By preserving our underlying infrastructure of people and systems, we can turn them back on quickly and with minimal disruptions as business conditions warrant.

We are generally encouraged by the current trends and prospects for our business and, therefore, we are now planning to use the strength from the first quarter to turn on certain light switches and selectively lean back in on many of the key initiatives we believe are critical to driving our value creation flywheel. These plans include hiring for certain key positions, further expansion of our supply chain, further diversification of our China supply base, significant investments in expanding our rapidly growing direct-to-consumer capability, increasing our already strong focus on consumer-centric marketing and product innovation, and the strategic expansion of our IT capabilities.

Importantly, effective August 1, we are also restoring all wages, salaries, and director compensation to pre-COVID-19 levels. I am very grateful to all of the people at Helen of Troy who embraced our approach of shared sacrifice, as it allowed us to adjust rapidly to the unknowns. This approach is now allowing us to turn on some of those light switches with much more speed and agility as we were able to keep intact the organization we have worked so hard to build.

We believe these plans will enable us to continue with many of our original investments originally slated for fiscal 2021 and will help keep us on track to deliver our Phase II transformation goals. We believe we have struck the right balance between the uncertainties of the external environment and our strong commitment to doing what is bold and right for executing the strategic choices underlying our multiyear trajectory of transformation.

Another area we are focusing on much more is diversity, equity and inclusion, or DE&I. Recent tragic events have demonstrated that we as a nation and we as a company can do better. During the quarter, we had thoughtful conversations internally, leading us to formalize and intensify our efforts under a new multiyear program designed to ensure further improvement on DE&I at Helen of Troy. This is highly consistent with our stated strategic goal to attract, retain, unify and train the very best people. We have now explicitly added diversity and inclusion to key foundational documents, such as our strategic plan, culture and corporate identity, to emphasize that diversity is a source of strength that we embrace and one that multiplies our effectiveness.

Given the linkage to the social and governance parts of ESG, we are connecting our DE&I efforts to our ESG program and adding dedicated leaders for both. The DE&I program also includes elements that increase our focus on recruitment, development and retention of minorities and women. We are looking to attract and retain top talent from every background and ensure a work environment where everyone can engage, thrive, contribute and grow to their fullest potential.

We are conducting listening sessions with our associates all around the company on this matter. We are rolling out mandatory unconscious bias training worldwide later this summer. We are supporting more external volunteerism and donations among our associates, charitable paid time off and matching contributions. And we are planning donations to organizations primarily focused on the education of black and minority students to improve equality of opportunity.

We believe these initiatives are good for all Helen of Troy stakeholders, including shareholders who trust us with their assets, customers who support our business, consumers who believe in and trust what our brands and companies stand for, talented worldwide employees who seek us out as their employer of choice, and the communities in which we are proud to live and work. We also simply believe these initiatives are the right thing to do.

I would like to now share some insight on to how we are managing the day-to-day in the COVID-19 environment. Externally, we remain very close to customers and are using all of the data sources available to us, including point-of-sale trends, out-of-stocks, competitive activity, consumer health and geopolitical developments. As most all of the world has relaxed or allowed their stay at home orders to expire, we are closely watching how people feel about coming back into stores.

While still early, we are seeing some encouraging trends for our Leadership Brands beyond the already strong demand for Vicks, Braun, PUR, Honeywell, and OXO. For Hydro Flask, Hot Tools and Drybar, which have been adversely impacted by store closures, we are seeing increases in demand as stores and salons reopen, tempered in part by consumer behavior, as we all adjust to new normals. We have also greatly increased our direct-to-consumer capacity for key brands, which has helped us further mitigate some of the store closure impact.

Internally, our frontline associates working in the distribution centers and supply chain are going above and beyond the call of duty to help ensure our supply is able to meet growing demand. We have not only called back workers in our distribution centers, we have added staff to support growth and are paying appreciation bonuses to our associates serving as essential workers to recognize their dedication to our customers during this critical and difficult time.

Our associates working from home have become extremely adept at continuing Helen of Troy's signature level of collaboration and consumer-centric innovation through a combination of virtual tools and through safety protocols in place in our labs and facilities. We expect those working from home to continue to do so until at least September, depending how practices – best practices and government guidelines unfold regarding return-to-office environments and to travel.

Now, I'd like to turn to a review of our business segments. Together, they constitute a diversified portfolio that has performed well over the years and demonstrated resiliency. Individually, they each have unique drivers and dynamics that warrant a bit more color. Health and Home is off to an excellent start to the fiscal year with outstanding growth in sales and margins. COVID-19 pandemic is elevating demand for health-related products and driving significant media focus. Multiple generations of consumers are receiving an education about the importance of our health-related products, which we believe has important positive long-term implications for category development.

In the short term, consumers are responding with greatly elevated purchases of thermometers, humidifiers, air purifiers and water purifiers, driving Vicks, Braun, Honeywell and PUR ahead powerfully in the quarter. Braun is our most global brand and is seeing significantly elevated demand for thermometers and probe covers. We increased our production capacity in the quarter but demand continues to outstrip supply.

We are investing additional capital and human resources into further capacity increases and into the expansion of no-touch product offerings we expect to come online later in the fiscal year. In addition to our probe covers, other high-margin consumables such as Vicks VapoPads and our Vicks VapoSteam cough-suppressing inhalants also saw demand increases during the quarter as consumers focused on preparedness and family care.

We saw a similar trend for water purification. Water quality has been a consumer priority in health and wellness for some time, as consumers seek ways to protect their families amidst greater awareness of issues around lead and other water safety hazards. With COVID-19, people are now looking even harder for ways to protect themselves and their families through hygiene and cleanliness that they spend more time at home.

Water filtration systems like PUR's pitchers and faucet mounts have earned a higher share of a growing category. Demand during the quarter was up strongly for both. Our PUR products are also seeing the benefits of the single-use plastic water bottle bans being implemented around the world as consumers increasingly shift their mindset and purchasing habits toward a more sustainable way of life.

Beauty performed especially well in the face of challenges around store closures and homebound consumers, delivering 5% sales growth including Drybar. Looking at just organic sales, the Beauty segment held its own, with a sales decline of only 1.5% despite store closures. Beauty appliances also continued its forward march on market share in the United States this quarter, adding to its number one share position at Amazon and gaining share at other major customers.

Those share trends accelerated during the quarter as our supply improved and as consumers continue to favor our products and innovations on all of our key Beauty appliance brands, including the highly popular volumizers, which have a growing range of variants and new products on the way across our brands and geographies.

Sales of our newest Leadership Brand, Drybar, were all incremental in the quarter given the recent acquisition. Drybar online sales were a key bright spot and outpaced historical trends both in DTC and on Amazon. More recently, brick-and-mortar stores in locations that have reopened are showing positive trends and building, as consumers begin to get comfortable returning to shop in key customers like ULTA, Sephora and Nordstrom.

As for Drybar salons, reopening has begun, with 82 salons out of 139 now open in the United States as of the beginning of July. With regard to our previously announced divestiture plans for the Personal Care business, the marketing process is underway and ongoing. We will report back when we have more news.

Turning to our Housewares segment, the 3% sales decline in the quarter demonstrated that our diversified portfolio of products is highly resilient after growing 23.8% in the same period last year, even with retail store closures, many outdoor activities unavailable and the beverage bottle category not deemed essential at Amazon for much of the quarter. OXO was a focus area for consumers at those brick-and-mortar retailers that were open. Point of sale growth in those stores coupled with triple-digit growth online made a big difference in nearly all of the categories OXO serves, especially baking, coffee, storage containers and cleaning.

Hydro Flask quarterly results were below the prior year as sharp increases in online sales were not sufficient to overcome store closures. Retail customer shipment trends improved as the quarter progressed and hydroflask.com sales growth was explosive. Amazon sales late in the quarter also were positive once the retailer expanded product offerings beyond essential items.

International sales for Hydro Flask grew strong double digits versus a year ago led by Europe and Asia. Consumer research, social listening and online search trends confirm Hydro Flask brand popularity remains very strong. The brand continues to sustain its number one market share position and large lead over competitors in insulated hydration vessels according the syndicated data. Looking ahead, recent shipments and tracking in retail stores in locations that have reopened are showing encouraging trends. We continue to feel optimistic about the key drivers we've outlined for Hydro Flask in our April call.

Before I turn the call over to Brian, I want to thank you again for your support, for your encouragement, for your loyalty, and for your trust during this unprecedented time. I am pleased with how our entire organization has continued to perform at the highest levels despite disruptions to nearly every aspect of our business and our lives.

For Helen of Troy, fiscal 2021 is certainly not one we see as a lost year. It is an opportunity to adapt and to learn how to win in the many new normals that are now emerging. With the results and the resumption of previously planned investments we are announcing today, fiscal 2021 is an opportunity to come out stronger.

Our commitment to increasing shareholder value is unwavering. We are excited to continue driving our transformation ahead. We believe we have created a set of capabilities and competitive advantages that allowed Helen of Troy to perform in tough times like now, in past crises, and also in good times.

We are relentlessly focused on further elevating our high performance organization and capabilities, as we build brands and deliver multiyear results that can lead to superior shareholder outcomes. We are also diligently focused on maintaining a strong balance sheet to ensure we have the financial resources to deploy capital toward the best opportunities to fuel our value creation flywheel.

With that, I will now turn the call over to Brian.

Brian L. Grass, Chief Financial Officer, Helen of Troy Ltd.
Thank you, Julien. Good morning, everyone, and thank you for joining us. I hope that you're all safe and healthy. Our thoughts continue to be with the people who've been directly affected by the COVID-19 pandemic as well as the first responders, health care workers, medical providers, and essential workers who are on the frontlines. We want to extend our appreciation for their efforts and for the efforts of our own associates that aren't able to work from home. Our priority has been and continues to be the well-being of our associates, customers, and business partners during this unprecedented time.

More recently, acts of violence have underscored the racial inequity that exists in our country. As Julien mentioned, we are further advancing the cultural changes we first embarked upon six years ago to put greater emphasis on inclusivity and diversity, and to promote greater equality across our company. We are also supporting organizations that we believe can have an impact on our communities and across the world. I could not be prouder of the company and how it is responding in these difficult times.

Now turning to our results for the first quarter; we began the year with better-than-expected results despite operating under unprecedented conditions. Our diversified portfolio and strategies to maximize the strength of our Leadership Brands, accelerate our omni-channel excellence, and drive international growth served us well fueling double-digit sales growth. This, combined with the temporary expense reduction measures we took during the quarter, resulted in healthy margin expansion and adjusted diluted EPS growth of almost 23%.

We also remain steadfast in our focus on fiscal discipline, ending the quarter with $1.1 billion in liquidity including $88.5 million in cash and cash equivalents, $930 million available on our $1.25 billion credit facility. We generated $86 million of free cash flow in the quarter that we will put to use as we look to build health care inventory levels that can better satisfy the surges in demand we've seen recently, and help mitigate further COVID-19 supply disruptions, if any.

As we noted in today's earnings release, we have deferred providing our outlook for fiscal 2021 due to the continued consumer and business uncertainty related to the COVID-19 pandemic. We expect to return to our historical practice of providing an outlook once visibility improves.

Now, moving on to a more detailed review of the quarter; consolidated net sales revenue was $420.8 million, an 11.8% increase over the prior year. Organic business net sales grew 11.1%, driven by a 30.2% increase in organic business in our Health and Home segment. This strength more than mitigated the impact of COVID-19 retail store closures and supply constraints, which limited organic business net sales in our Housewares and Beauty segments. Consolidated sales in the online channel grew approximately 33% year-over-year to comprise approximately 28% of our consolidated net sales in the first quarter.

Sales from our Leadership Brands grew 15.7% in the quarter, which includes 2.5 percentage points of growth from Drybar. While Drybar our contributed to Leadership Brand and consolidated growth, its first quarter sales were significantly limited by Drybar salon and key customers store closures, as well as central item restrictions. Our Housewares segment declined only 3% off of a prior-year base that grew 23% in the same period last year despite store closures at key retailers such as Bed Bath & Beyond, DICK'S Sporting Goods, and REI among others, as well as essential item restrictions on Amazon for a large part of the quarter. As Julien mentioned, the segment saw robust demand for the OXO brand as consumers spent more time at home and looked to our trusted products and innovation to meet their cooking, baking, cleaning, pantry loading and organizing needs.

Hydro Flask was more adversely impacted by retail store closures as the sports and outdoor channel was deemed non-essential and its weight within the Hydro Flask customer base is significant. While Hydro Flask drove strong growth in the e-commerce channel, it was not enough to offset the impact of store closures and non-essential item restrictions on Amazon.

Health and Home organic business net sales increased 30.2% primarily due to strong global consumer demand for health care and healthy living products due primarily to COVID-19. The impact of US brick-and-mortar closures was less pronounced in the Health and Home segment as key retailers such as Walmart, Amazon, Target, Home Depot and the drug store channel remained opened and generally experienced strong traffic.

Beauty net sales revenue increased 5% driven primarily by online sales, new product introductions and growth from the Drybar products acquisition. Organic business net sales declined 1.5% primarily due to the closure of key brick-and-mortar customers, a decline in personal care, a supply constraint related to a key product, and consumer uncertainty as a result of COVID-19. Segment net sales were also unfavorably impacted by net foreign currency fluctuations of approximately $2.6 million or 3.4%.

Consolidated gross profit margin expanded to 42.6% compared to 40.8%. The 1.8 percentage point increase is primarily due to a more favorable product mix within the Health and Home segment and organic Beauty business, the favorable impact of the Drybar products acquisition, a favorable channel mix within the Housewares segment and lower airfreight. These factors were partially offset by an unfavorable mix of Housewares sales within the consolidated total and unfavorable product mix within the Housewares segment, higher direct import sales, and the unfavorable impact of foreign currency on net sales.

Consolidated SG&A was 29% of net sales compared to 28.1%. The 0.9 percentage point increase is primarily due to the unfavorable impact of foreign currency exchange, higher freight and distribution expense, higher bad debt expense, higher product liability expense, and higher long-term performance-based incentive compensation. GAAP operating income was $57 million or 13.5% of net sales compared to $47.2 million or 12.5% of net sales in the same period last year.

On an adjusted basis, consolidated operating margin was 16.9% compared to 15.8% in the same period last year. The 1.1 percentage point increase primarily reflects a favorable product mix within the Health and Home and Beauty segments, a favorable channel mix within the Housewares segment, improved operating leverage, and the impact of cost reduction actions, including temporary personnel, advertising and travel expense reductions taken in response to COVID-19.

Housewares adjusted operating margin decreased 4.2 percentage points to 19.5%, primarily reflecting a less favorable product mix, a net unfavorable impact of tariffs and related pricing actions, higher bad debt expense, higher customer chargeback activity, higher freight and distribution expense to support strong direct-to-consumer demand, and the unfavorable impact that lower sales had on operating leverage. These factors were partially offset by the impact of the temporary cost reduction initiatives previously mentioned.

Health and Home adjusted operating margin increased 5 percentage points to 18.7%, primarily reflecting the impact of a more favorable product mix, improved operating leverage, and the impact of cost reduction initiatives in response to COVID-19. These factors were partially offset by higher product liability expense, higher royalty expense, the unfavorable impact of foreign currency fluctuations, and higher freight expense to support increased retail customer shipments.

Beauty adjusted operating margin increased 3.2 percentage points to 8%, primarily due to the margin impact of a more favorable product mix, lower airfreight expense, and the impact of COVID-19-related cost reduction initiatives. These factors were partially offset by unfavorable foreign currency fluctuations, higher personnel expense from the acquisition of Drybar, and higher outbound freight expense.

Moving on to taxes; income tax benefit as a percentage of pre-tax income was 13% compared to income tax expense of 7.6% for the same period last year. As you know, the CARES Act was signed into law during the first quarter. Among other things, the CARES Act included technical corrections to the effective date language in the December 2017 Tax Act related to net operating loss carrybacks.

The CARES Act effectively reversed the impact that the Tax Act had on our net operating loss carryback resulting in a tax benefit of $9.4 million in the first quarter of fiscal 2021. This benefit was the primary driver of the consolidated GAAP income tax benefit for the quarter. However, it had no impact on adjusted income or adjusted diluted EPS as it was subtracted out in the determination of those non-GAAP measures.

Net income was $60.3 million or $2.37 per diluted share on 25.4 million shares outstanding, compared to $40.7 million or $1.61 per diluted share in the prior year on 25.2 million shares outstanding. Non-GAAP adjusted income grew 23.2% to $64.2 million or $2.53 per diluted share, compared to $52.1 million or $2.06 per diluted share.

Now, moving on to our financial position for the first quarter of fiscal 2021 compared to the first quarter of fiscal 2020. Accounts receivable turnover was 67.5 days compared to 66.8 days for the same period last year. Our accounts receivable balance was $332.8 million, compared to $262.5 million. Inventory turnover was 3.2 times for both the trailing 12-month periods ending May 31, 2020 and 2019.

Inventory was $276.3 million compared to $335.3 million. Net cash provided by operating activities increased $77.1 million to $92.8 million for the first quarter of fiscal 2021. The increase was primarily due to higher net income, increased cash from accounts payable, and less cash used for inventory. Total short and long-term debt was $324.9 million, compared to $321.1 million.

Due to the combination of strong net sales growth, our temporary cost reduction measures and lower inventory levels, we've generated strong free cash flow growth and our liquidity has improved since the pandemic began. As of the end of the first quarter, our leverage ratio as defined in our debt agreements was 1.1 times compared to 1.3 times at the same time last year. We had $930 million of availability under our credit facility, and our cash and cash equivalents balance was $88.5 million.

In summary, even after funding the $255 million acquisition of Drybar at the end of January, we had a similar amount of debt, $70 million more in cash, more liquidity and less leverage at May 31 than we did at the same time last year. We believe our liquidity and cash flow positions us well to navigate the uncertainty of our environment.

Now, on to a business update. Given the recent spike in new COVID-19 infections and other uncertainties, we do not feel there's enough visibility to provide an outlook, but we are generally encouraged by what we've seen so far. While there has been some fluidity by segment as the pandemic evolves almost daily, we believe our diversified portfolio can provide some balance in a difficult and dynamic environment.

We believe we have a solid mix of defensive and discretionary businesses that can help us to be successful in a variety of scenarios. Based on what we see today, we expect moderation of the first quarter demand surge in the Health and Home segment along with improving trends in the Housewares and Beauty segments.

OXO's growth has continued into the second quarter and Hydro Flask sales strengths have steadily improved since the beginning of May through strong online growth, the gradual reopening of the brick-and-mortar channel, and consumers now spending more time outdoors. While total Hydro Flask brand sales declined in the first quarter, going forward, we believe it could be the beneficiary of increasing preference toward outdoor activities that promote social distancing, such as camping, hiking, biking and running.

With respect to Beauty, first quarter sales were limited by supply constraints which have largely been resolved. We expect ongoing Beauty sales trends to be further helped by gradual store reopenings as long as rising rates of infection do not further alter reopening plans. We expect the Drybar business to be the most challenged in the short term as the dependence on prestige brick-and-mortar and discretionary spending is high and the pace and timing of the salon industry's full recovery is difficult to predict.

As you would expect, we have less visibility into the second half of the fiscal year and uncertainty remains in terms of how the COVID-19 pandemic will impact the number of key external factors, including stay-at-home orders, retail store reopenings, consumer confidence and behavior, and unemployment. As such, we continue to take a cautious approach to our sales expectations and our operational spending, but we believe our first quarter performance gives us the opportunity to reverse certain cost reduction actions taken in April.

As Julien discussed, effective August 1, we plan to reinstate associate and board of director compensation to pre-COVID levels. We also plan to begin selectively filling high-priority, new and replacement associate positions. Finally, we plan to slowly resume more normalized brand spending and selectively invest in key initiatives that are critical to delivering our Phase II Transformation goals.

As the first quarter does not reflect the normalized level of personnel and brand spending and there are a number of key Phase II initiatives that require further investment, we expect that there will be some level of operating margin compression over the balance of the year, particularly in the second half.

In summary, our first quarter results were better than expected, which reflects diversification of our product portfolio, our scalable operating platform, and the steps we took to safeguard our people, our brands, and our organization during this crisis. I would like to commend our team for their passion and commitment. Our associates worked diligently and seamlessly to advance our Phase II Transformation plan under unusual circumstances, demonstrating the power of the culture we have developed at Helen of Troy to stay nimble and positive in times of extraordinary challenge and change.

With that, I'd like to turn it back to the operator for questions.

QUESTION AND ANSWER SECTION

Operator: Thank you. At this time, we'll be conducting a question-and-answer session. [Operator Instructions] Thank you. And our first question comes from the line of Bob Labick with CJS Securities. Please proceed with your questions.

<Q - Robert Labick - CJS Securities, Inc.>: Good morning and congratulations on a terrific start in quite a difficult environment.

<A - Julien Mininberg - Helen of Troy Ltd.>: Thank you. Good morning, Bob.

<Q - Robert Labick - CJS Securities, Inc.>: Great. So, I wanted to start – you gave us a little bit of color, and it's appreciated, on the Health and Home, but maybe you could talk a little more about some of the trends within the segment and from the Leadership Brands and, more specifically, about some of the innovations you may be driving right now to make some of this growth sustainable over a medium or longer term.

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. Great. Thanks, Bob. And hi, Julien here. Innovation is a big deal at Helen of Troy. We've got eight Leadership Brands. It's the lifeblood of any strong brand, and fiscal 2021, no exception. In Health and Home, there's a slew of new products in all the key categories under development, some launching this year, and then a very rich pipeline over the next three fiscal years. We're investing in it there and across the other business units as part of the transformation despite the COVID-19 light switch work earlier in the year, and now leaning in further with additional funds with the announcements that we're making today.

When it comes, specifically, to other business units beyond Health and Home, there's two or three pretty big things going on. One is that OXO continues to invest heavily in its pipeline. That's been a traditional strength of that brand for all 30 years of its 30-year history. And Hydro Flask has a significant pipeline, some of it even beyond the bottle, that we have been working on and are bringing to the market with speed.

When it comes to Beauty, the volumizer franchise is one that we've already proven that we can expand beyond the original innovations from our global organization there. It is globalizing. There's many variants now across that franchise and now across the full brand portfolio. And it's not just volumizers, there's other areas, straightening, curling irons, and some other specialty products that we have pipeline work going on in Beauty and that's getting funds, attention from traditional people.

Drybar is also getting a new prestige focus for us given the acquisition and expands our innovation focus there. There, it also goes beyond the tools to also the liquids, which is so important to Drybar. We're very tuned into what the stylists want, and we have 3,000 frontline people in those salons who are giving us feedback all the time on what's the right next thing to appeal to the prestige market and uniquely for Drybar.

And the last big one is international where Helen of Troy has chosen to double down on international's key strategy and there's some significant work on the pipeline side going on to make sure that we have product lines that are correct over time for the multiregional aspirations we have and the consumer habit differences in those regions. So big deal, big investment, and lots of ways to keep growing through innovation.

<Q - Robert Labick - CJS Securities, Inc.>: Great. Very appreciated. And then, one, just out of kind of curiosity and excitement, and personal even, as it relates to Hydro Flask, I know you have a customization initiative and I was wondering how much that may have been impacted so far by the pandemic and where you stand on that, when we may see increasing customization for Hydro Flask.

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. Yeah. So, this is a key area for us and one where, frankly, I think we're a bit behind. We have amped this up and it definitely does go slower during COVID. Our frontline and market-facing people were very focused on all of the challenges that go with COVID. Just think of getting product out the door, meeting the demand, big, big surges like on fire kind of surges in online and direct to consumer in that way, so there was less customization. But we are amping this up and now spending even more on it.

So, I wish I could tell you by date X, you're going to get capability Y. But suffice to say that customization is strategic for Hydro Flask. It's one of those eight or nine major long-term factors that we've cited several times as growth drivers and there is more of it now, more of it coming and is a big focus for Hydro Flask.

<Q - Robert Labick - CJS Securities, Inc.>: Got it. Great. Okay. Last one for me, I promise. You mentioned the sale of Personal Care is ongoing. I was wondering if you could talk more about an update on the M&A environment in general and more offensive potential M&A given your tremendous cash flow and balance sheet right now, and where that stands as it relates to COVID and the pandemic and are you able to look at things, et cetera.

<A - Brian Grass - Helen of Troy Ltd.>: Hey, Bob. It's Brian. I think I can start and then maybe Jack or Julien want to add on. What it's done, I think it's limited potential opportunities or at least made it harder to evaluate potential opportunities because the environment is so uncertain and acquisitions have a level of uncertainty and that type of thing in them already. And so later on in an environment like this, I think it makes it difficult to get comfortable with acquisitions. And I think there's less of a pool that you're excited about in terms of an attractive asset.

Having – saying that, there are assets out there that are attractive and we're looking at a couple right now. So, to me, that's encouraging that in such an uncertain environment, we can still get our hands on some attractive assets and potentially work towards a deal. So I'm encouraged by that. It's really hard to do things like due diligence and go visit targets in this environment, and that's been really limited. But, if I have to weigh it all together, I would say, overall, I'm encouraged that at least we have some attractive assets that we're kicking around at the moment.

<Q - Robert Labick - CJS Securities, Inc.>: Okay.

<A - Brian Grass - Helen of Troy Ltd.>: Jack, do you want to add?

<A - Jack Jancin - Helen of Troy Ltd.>: I'm not sure I really have much to add, I think Brian characterized it right. Our criteria still remains. We're disciplined about it. We do have to find different ways to go and evaluate and diligence. But there are a couple of attractive assets that we are looking at right now and understand there could be more that come out over the next year. So we'll wait and see for those. But we are actively pursuing a couple of things. We'll have more to say if they look attractive after we get a chance to do the type of diligence we need to do in order to consummate the transaction.

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. Two quick builds from my view. One is that there is likely to be some interesting new prospects as the COVID pandemic shakes out. It's probably a little early for that, see how all of it plays out. But it can expose some very interesting assets to a set of strategic alternatives for them that they may not have considered before and that could be attractive for us as a strong player in the industry and, as we just demonstrated today, that turns out one with enough firepower.

And the second comment from me is on the subject the firepower, you saw a lot of cash generated in the quarter, our debt coming down. You know about our new revolver that we announced earlier in the calendar year, and it gives us the firepower to act when we can do the diligence when a target is right and when we're ready to move.

<Q - Robert Labick - CJS Securities, Inc.>: All right. Terrific. Thank you very much and congratulations again on fantastic quarter.

<A - Julien Mininberg - Helen of Troy Ltd.>: Thanks, Bob.

<A - Brian Grass - Helen of Troy Ltd.>: Thanks, Bob.

Operator: The next question is from the line of Rupesh Parikh with Oppenheimer. Please proceed with your questions.

<Q - Rupesh Parikh - Oppenheimer>: Good morning. Thanks for taking my question. Also, congrats on a great quarter.

<A - Brian Grass - Helen of Troy Ltd.>: Thank you.

<Q - Rupesh Parikh - Oppenheimer>: So maybe – I guess, to start. First, with the supply chain, I know last quarter you had some challenges on the supply chain with, I think, thermometers and also the volumizer product. I'm just curious right now where you guys are from a supply chain perspective in key categories.

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah, let me start this and Brian may have some builds. Supply had been a big challenge for us coming through Q1 and into – sorry – through Q4 of last year and into Q1. There are still some areas including thermometers and some in Housewares where we are building back. But we've caught up a ton and we've just demonstrated that we can meet a lot more demand as it comes in. So, let me try to go through them category by category.

There is good news in thermometers. We increased capacity, as we mentioned in the prepared remarks, during the quarter and were able to do that in very short timing. That said, it's not enough to meet all the demand we're facing. And if we could make more, we would definitely sell more. The demand is that big. And going forward, on thermometers, we're now adding additional capacity, and that new capacity will come on line in good timing with the upcoming cold and flu season, and it gives us an opportunity to make and sell more later in the year.

In the case of volumizers, we did catch up. And so, you saw that we shipped all that we could make during the quarter. We said that in our remarks in April. It happened. And then we've added significantly the supply, and we're shipping to demand much more closely. We also saw our share grow as a result of that, and that helped.

When it comes to Housewares, especially OXO, we are facing some out-of-stocks because the demand surged from the home and nesting trend, and the stores that remained open also had significant sales beyond the online surge, and that led to some out-of-stocks. If you look at that one, we'll be okay. We're bringing in more supply now but there will be some out-of-stocks for the period in between.

The last thing I'd say is that there's kind of a triple whammy going on. So you might think, why are we in this situation? Triple whammy is that in Q4, you remember we had more sales than we expected and, as a result, sold down an amount of our inventory. In Q1, we saw the shutdown in China from COVID-19 right around Chinese New Year and for all the suppliers who are China-based in these products, the China supply was simply stopped for a while. So, we were depleted and then faced less replenishment.

And the third part of the whammy was COVID and the categories that were just discussed were there was simply more demand and that we're at a time when we had less supply. So, that's why the crunch, where we stand, and a little bit of outlook going forward.

Brian, you may have some views on the supply side.

<A - Brian Grass - Helen of Troy Ltd.>: No. Just to put some numbers around it, OXO grew 15% in the fourth quarter. And then as Julien mentioned, the Chinese New Year and COVID right on top of each other, and then we've grown close to double-digits in the first quarter, and you kind of put all of that together and that's something that would have been difficult to plan for perfectly. But as Julien said, it's not like we don't have supply coming in. We do have supply coming in, we're just chasing the demand, which is a good problem to have.

<Q - Rupesh Parikh - Oppenheimer>: Okay. Great. That's helpful color. And then just going back to retail store re-openings, I know that you guys provided us a fair amount of color in terms of what you're seeing. But is my interpretation correct that at this point, you look at these stores that have reopened that maybe results are not back to pre-coronavirus trends? And as you look at these spikes in infections in different markets, are you guys seeing more volatility in these customers that have recently reopened stores?

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. It's a little too soon to say, and it's a great question because it gives you a sense of sort of what's happening in real time. It depends a ton by chain, by region and by category. So, I'm sorry for such a loose answer, but it is too soon and it does depend.

A little color may help here. As people went back to stores, there was some pent-up demand. I just think they wanted to buy and now they could go to the store and they bought them if they haven't already done so online. So, that helped in there.

Consumer behavior is a little rough in the store. As you've probably seen lots of reports about stores where people were asked to wear masks, they didn't want to wear the mask. The stores didn't want to make them feel uncomfortable about being there with or without the masks. It's a little messy and a little rough in that environment.

I think that's since gotten fairly well sorted and this concept of if you're out in public, you need a mask is becoming a national truth and people are simply doing that. So, people feel more comfortable in their behavior, and also other people know that that's the case and, therefore, themselves more comfortable. So there's self-reinforcement in that regard, but also for the frontline workers in stores, so they show up and do their jobs.

And in terms of the store traffic, it's just too soon to know, I think, is the easiest way to say it. But I can say that people are shopping again, stores are shipping, and they're also ordering. And region by region, state by state, there's so much news that every week's an adventure on that one.

Probably some stores that are closing too, and we see a little bit of that, and so there'll be some openings and some re-closings. There'll just be a lot of chatter for the next couple of months as that gets sorted. I mean Brian's got some builds.

<A - Brian Grass - Helen of Troy Ltd.>: Yes. I mean just to – I think if you want to have a headline or takeaway, I think stores in general are going to be a net positive to most of our businesses going forward from this point, because what's really reopened has been a slow build. So I don't think we've seen a lot of benefit from that yet and should grow and expand from here. And the majority of our retailers have taken it slow. They've wanted to reopen safely and make consumers feel safe. And so I think that's going to continue to build.

With respect to stuff reversing and closing again, I mean we've seen reason outbreaks, Arizona, Arkansas, California, North Carolina, South Carolina, Tennessee and Texas. And out of all that, what we've seen in terms of reclosing is there were 10 Sephora stores that reclosed in the Houston area only. So that's pretty isolated.

For Health and Home, no current store closures to report there. And then in Housewares, DICK'S Sporting Goods has stated that they would only close stores based on city and state requirements going forward. Bed Bath & Beyond, you may have seen today is closing 200 low-performing stores, but that's not COVID-related. And just for some perspective on those stores, they were low-performing and we don't believe they're going to impact our point of sale very much at all. We've already analyzed the stores and we feel good about that.

And then you may have also seen that Sur La Table filed for Chapter 11, which is probably partially COVID-related, but not really a safety thing. And so, that's probably the extent of closures that we know about at this point. But we're cautious about the spike in infections and what that will do in the future, which is one of the reasons why we didn't feel like we could give an outlook.

<Q - Rupesh Parikh - Oppenheimer>: Okay. Great. Thank you. I'll pass it along.

<A - Julien Mininberg - Helen of Troy Ltd.>: Rupesh, that's really what it comes down to even if it's choppy for a while.

<Q - Rupesh Parikh - Oppenheimer>: Okay. Great. Thank you.

Operator: The next question is from the line of Olivia Tong with Bank of America. Please proceed with your question.

<Q - Olivia Tong - Bank of America Merrill Lynch>: Great. Thank you.

<A - Brian Grass - Helen of Troy Ltd.>: Hello.

<Q - Olivia Tong - Bank of America Merrill Lynch>: Good morning.t.

<A - Julien Mininberg - Helen of Troy Ltd.>: Hi.

<Q - Olivia Tong - Bank of America Merrill Lynch>: Wanted to talk a little bit about, obviously, sales first because those numbers are quite a bit stronger than I think many of us expected across the board. So, want to get a better sense of what you're seeing across the major divisions and what your expectations are, assuming retail stays open, but virus cases continue to rise like in Housewares. What do you think that does for Hydro Flask? Does OXO continue to outperform, but obviously not necessarily as well as it did in this quarter? And then what does that mean for Housewares' margins going forward, because obviously you saw a very big divide between what OXO did versus what Hydro Flask did this quarter? Thanks.

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. Yeah. It's great question. And hi, Olivia. Hydro Flask held up surprisingly well compared to what we expected during Q1 and that said, was down and it does affect the mix, to your point, about margin within Housewares and also therefore on a consolidated basis. Nevertheless, the Health and Home was big enough to more than counteract both in mix and margin and up we went on a gross margin and also operating margin basis; so all good from a diversified portfolio standpoint. And even diversified within Housewares, think of indoor and outdoor just to make it as simple as possible; OXO and Hydro Flask and if people were more indoors, we sold more indoor stuff; people were less outdoors, we sold less outdoor stuff.

In the case of now with the stores reopening, it's a net positive for Hydro Flask, to your question. As Brian mentioned in his prepared remarks, we've seen a significant rebound in Hydro Flask. We liked very much what's happened so far in Q2 and we liked the trend at the end of Q1. Once some stores start reopening, but mostly the essential status opening at places like Amazon, which were online, Hydro Flask responded beautifully the minute that happens. But we liked that quite a lot.

And in terms of margin mix going forward, Hydro Flask is one of our best margin brands, above not only the fleet average but, to your point, above the Housewares average. So, in terms of margin expectations within Housewares, the balancing of more Hydro Flask regardless of what OXO does will be a good guy for the margin mix within Housewares and, therefore, fleet average of the company.

And as for the stores and the activities, as Brian mentioned in his remarks, there's just a couple of good trends going on. One is in the Northern Hemisphere at summertime, people are outside more. There's a lot more activity of hike and bike and all of that. And there's a bit of a trend going on with this idea of solitary adventurism. So think of people who are wanting to go out on their – wanting to go out, preferring to stay a bit more away from others. And so, they might take that hike or bike on their own, camping, things like this that Brian mentioned, all those things are good for Hydro Flask. They're good for people's souls. And as stores are opened, they're good for sales.

<Q - Olivia Tong - Bank of America Merrill Lynch>: Got it. Thanks. That's helpful. Maybe a little bit more on the margin, just some clarification because – especially for fiscal Q2, since you had that one-off tariff benefit last year, are you saying that you expect the reinstatement of spending, some hiring investments, et cetera, is going to result in operating margins being down going forward, or that you just assume operating expansion will decelerate as the year progresses because of that reinstatement in spending?

<A - Brian Grass - Helen of Troy Ltd.>: Hi, Olivia. It's Brian. Yeah. We're almost halfway through the second quarter and so a lot of the things we've talked about reinstating are only going to be in the back half of the quarter. So, I would say that we expect margins to hold up fairly well in the second quarter year-over-year. Where we're expecting some margin compression, potentially, is in this back half of the year. And that's really going to depend on what investment choices we make and that's really going to depend on what revenue we're seeing. So, there's a lot of moving parts and it's hard to tell you what the exact equation will be between the revenue and the margin because we'll make choices based on the revenue which is going to affect margin, but we don't know what choices we're going to make until we have a better picture of the revenue.

All signs are going in the right direction at the moment with respect to revenue, in terms of we were expecting – we have low expectations for the markets in the consumer going into this, and I think things have proven out to be better and then have been getting better as we went. And so, hopefully, we are ahead of it. And then we can see how it plays out when revenue gets better, and then we can continue to play offense, which is what we're trying to do, making investments each time we have more clarity and revenue gets a little bit better. So, I know it's not a perfect answer, but if I was going to expect anything, I would expect pressure on the margins year-over-year in the second half of the year.

<Q - Olivia Tong - Bank of America Merrill Lynch>: All right. That's helpful. Two last ones. First in Health and Home, you talked about increased capacity already. Can you just put some numbers around how much you've increased capacity already and what you're preparing for, assuming that we do have a more substantial wave of cases in the fall/winter, and obviously in preparation for just regular cold and flu as well? What conversations you've had with your retailers in terms of expected increase in purchasing.

And then on Beauty, you made some comments earlier about the M&A environment and how it's difficult to do due diligence and all these other things from a acquisition perspective. So, can you just talk about that from the lens of you guys trying to divest the Personal Care business and how those conversations are going as well? Thanks. That's it for me.

<A - Julien Mininberg - Helen of Troy Ltd.>: Sure. Sure. Let's start with the second one just because I think it's top of mind for a number of people on the divestiture. We're in a point in the process where we're not yet ready for the due diligence from potential buyers. There's outreach, there's inbound, there's material, there's advisor that's been hired, we're doing all the right things. And we said in our prepared remarks that that process is ongoing, the marketing has begun. So, we're not at the stage yet where we've run into the roadblock.

There's an assumption but it's not necessarily for sure that, over time, as COVID plays through and people do more virtual and travel and all that, that there will be easier not only for us on the acquisition side, but to your point potential buyers as that process unfolds to do their work. So, I don't know if that will slow us down yet or not. I can also say that the prospects, so far, so good, but it's too early to make any declarations.

Brian, I think, has a build on the divestiture, and then we can go to the supply.

<A - Brian Grass - Helen of Troy Ltd.>: Yeah. Olivia, with respect to the asset that we're selling, I mean, it lines up fairly well with the environment that we're in. It's more of a defensive product line and I think that serves it well in this environment. And we have had a solid interest in the asset. And, as you know, we've been through the process before, and so we're not starting from ground zero, and have good connections with potential buyers, and we – like some of them may have already diligenced before.

And so the whole diligence roadblock that you're talking about or limitation, I think, were set up to have that be less of an impact with respect to this particular asset because we've been through the process before. We have a set of buyers who are interested and there's familiarity with it and less need to do as much due diligence. Now, of course, we now have some new people that will have to get comfortable, but it's not this broad group of people that have to go through the complete process.

<A - Julien Mininberg - Helen of Troy Ltd.>: Got you. Good. And on your supply question, Olivia, and specifically around thermometers and the upcoming cold and flu season, it's a little complicated so I'll try to simplify as easy as I can on this. Let's look at the supply side and then the demand side.

On the supply side, I would think in three buckets: stuff that's made in China, stuff that's made in Mexico, stuff that's made in the United States. In China, there's a number of our thermometers, which you're asking about specifically; Mexico, there are certain thermometers, especially the ear thermometer, which is our flagship and our biggest volume item from a dollar standpoint, millions and millions of units as well; and then in the United States, the probe covers that go with the ear thermometers, both for us and for a major professional customer Welch Allyn. And so, those are the supply buckets.

If you look inside each of one of those, you'll see that supply has increased considerably in China, as that triple whammy of post-COVID shutdown comes back online. We've also increased the capacity there and are simply getting more thermometers and to have that increase again as the year plays out.

In Mexico, we have made some pretty big investments to increase, the number of thermometers that are coming through that is occurring. That said, those factors are not immune to COVID from a worker standpoint. There's plenty of COVID in Mexico, so it actually can be a setback for an increased capacity line to produce all of that increased capacity. And then when it comes to the Mexican supply, we're making additional investments, some big ones that should further increase the supply by a fair amount. But that will take some time until that plays through.

As it pertains to the United States-based probe cover, we've increased that capacity already, and there's work underway to take it up again. So, that should help.

On the demand side, it's a funny thing, when the wave of COVID comes through off the cold and flu season, because it begs the question for everybody, and so what will the next cold and flu season be like? We've simply made the assumption that it'll be a normal one only because we don't know better. We also believe that COVID will be with us for a while because that's been the behavior of COVID so far.

Now think of consumer behavior, and lastly customers. Consumers are demonstrating that they are keenly interested in having thermometers available. For some people it's made new penetration of their household, especially younger ones who before probably didn't have a thermometer because they were young; for older people, to make sure they're prepared, an upgrade cycle from old technology to new, if it will work, things would get lost. People want just one more because – one for your go bag, one for your house, this kind of thing, and maybe even one for your office.

And then in the case of customers, there is a reality of having more thermometers because the demand is there, and we're getting some nice distribution wins as well, especially on our two key ones, that should help us on the customer side. And then the trick is to thread the needle on supplying all that and we're working very hard on that now. There's a little insight into supply, demand, customer and consumer [indiscernible] (01:03:20).

<Q - Olivia Tong - Bank of America Merrill Lynch>: Thank you, guys. Appreciate it.

<A - Julien Mininberg - Helen of Troy Ltd.>: Sure. Thank you.

Operator: Our next question is from the line of Linda Bolton Weiser with D.A. Davidson. Please proceed with your questions.

<A - Julien Mininberg - Helen of Troy Ltd.>: Hey, Linda.

<Q - Linda Bolton Weiser - D.A. Davidson & Co.>: Hi. In the Beauty segment, I think you mentioned that volumizer growth – or you had caught up with demand in terms of supply of volumizers. But I think you did mention that there was some product that was in short supply and you were constrained by that in Beauty. Can you just elaborate on what that was?

<A - Brian Grass - Helen of Troy Ltd.>: The comments about being constrained was for the first quarter. We are now looking forward in a good supply position. So we got into a good supply position at the beginning of June. But for the bulk of the quarter or almost all of the quarter, we were chasing demand for volumizers in Beauty. So that was the comment, the comment about being constrained was Q1. The comment about being in a good supply position is Q2 and going forward.

<Q - Linda Bolton Weiser - D.A. Davidson & Co.>: Great. Thanks for that clarification. And then, is there any way that you can quantify how far below normal your investment spending was in the quarter, and then some kind of delta between the level in the first half versus what you may anticipate in the second half?

<A - Brian Grass - Helen of Troy Ltd.>: I think it's hard to quantify because what's normal – and we've got a lot of things going on where we need to get to a normalized level of spend and then we have additional investments that we had on tap that we want to make. We believe we've identified the right investments to make. The questions is really going to be about timing, how quickly we lean in and how much of that spending will occur in fiscal 2021, and then maybe how much of that will fall to 2022.

We'd like to spend as much as we can of the investments we've identified. And we're basically going to be light on that for the first half of the year, which means if you wanted to spend them in fiscal 2021, you would have to double up almost in the back half of the year. I'm not sure that's what will happen. Again, our spending will be based on our revenue and our revenue is still very murky at this point for the rest of the year, as it is, I think, for almost anyone in our position. And so to give you something more absolute, I think, is difficult.

I tried to make it as something finite that you could latch on to as possible in saying that, look, we expect margins to maybe be compressed. And we're not talking full percentage points and things like that, we're talking tenths of a percentage point, you know, 20ths – 0.2 percentage points, things like that, over the balance of the year, as we try to make up for the period of time where we were light on our spending for good reason. We needed to see how this environment played out and how the quarter played out before we could make some of those choices, and we're now doing that. And you'll see some of it in Q2 but the bulk of it will be in Q3 and Q4.

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah. A framework that may help here, Linda, is to think of it in terms of multiyear transformation. So, as we went through our strategy reviews last December ahead of the planning cycle for this fiscal year, it was very clear that there was a set of meaningful investments that were bold and right for fiscal 2021 for Helen of Troy. And we were not afraid to budget them and we were ready to act and we were all prepared. Given COVID and this pullback with the light switches and all of that, that spending has slid to the right on our timelines.

Building on what Brian has said, as we lean back in now with the announcements that we're making today, that will have some compression effect on the back half, but net for the year, we'll get what we think is the majority of those investments made, which sets us up very well for fiscal 2022 and fiscal 2023 in terms of the things that we listed: the supply diversification in Asia, IT, direct-to-consumer, customization, and these kinds of things, these are big deals for Helen of Troy and we must invest; not only that, supporting our Leadership Brands and the innovation comments that were made earlier in the Q&A section, these are all bold and they're all right.

In the case of how much we get done, this titration as the year plays out because of the fog of COVID, I think we've demonstrated that we're fairly nimble on this. And as we have funds that are not yet fully committed, we will watch super close and just make our choices in real time on what we do and don't do to get the balance right and make sure that we're sensitive to what's going on in the market.

<A - Brian Grass - Helen of Troy Ltd.>: Just a quick add. I mean, the way I look at it is we're up 1 percentage point for the first quarter. If we ended up with flat margins year-over-year for the full year, if we were fortunate to get to that position, I'd consider that a win. And so that's kind of the way we're trying to look at it. And Julien said we'll spend the bulk of the investments this year. I think the qualification though on that is if the revenue was there. If things start to go in a different direction from a revenue perspective, we're going to adjust accordingly.

<A - Julien Mininberg - Helen of Troy Ltd.>: Yeah, absolutely.

<A - Brian Grass - Helen of Troy Ltd.>: But he's right, if revenue keeps going in the direction that it is, that is our plan.

<Q - Linda Bolton Weiser - D.A. Davidson & Co.>: Thank you. That's very helpful. Congratulations.

<A - Brian Grass - Helen of Troy Ltd.>: Thank you.

<A - Julien Mininberg - Helen of Troy Ltd.>: Thanks, Linda.

Operator: The next question is from the line of Steve Marotta with CL King. Please proceed with your question.

<Q - Steve Marotta - C.L. King & Associates, Inc.>: Good morning, Julien and Brian and Jack. I only have one question. I'll take the others up offline. Brian, I just want to verify. You said earlier in the call in your commentary that you expect moderation of Q1 demand in Health and Home and sort of an increased reversion – upward reversion in Housewares and Beauty that was specific for the second quarter. And can you overlay your commentary a little bit with inventory being down 18%? I assume that the potential increase in consolidated sales in the second quarter is based on the improvements within the supply chain over the past three months.

<A - Brian Grass - Helen of Troy Ltd.>: Yes. Let me go to the first part of it. You're right – absolutely right, we do see some moderation in demand for Health and Home. And that's only because it was such a big demand surge and we were able to fulfill that with in-stock inventory. And now, it's going to be more of a steady demand that we'll have to fill with our kind of continual supply which will be a less surge type of path and more of a consistent strong growth path, we hope. And so, moderation from the 30% growth in the quarter, but we're still expecting growth there. So, hopefully we're not getting across the idea that the growth's going away. That's not it, it just won't be as explosive as it was in Q1.

And then in OXO and Beauty – or Housewares and Beauty, all the signs are going in the right direction on both of those. With store reopenings there and continued strong demand for OXO, everything is going in the right direction. On the other hand, we're being cautious as there could be reclosures in retailers and, longer term, more protracted impacts from COVID-19. So, there's a balance there. Even though we're seeing positive trends, I think there's – things can change and they are changing almost daily in this environment, and we have to be cautious of that.

Your second question, Steve, was on the inventory. And could you repeat that?

<Q - Steve Marotta - C.L. King & Associates, Inc.>: Basically, if sales – I know you're not providing guidance but if sales on a consolidated basis in the second quarter do increase on a year-over-year basis, considering that you're coming into the quarter with such a low inventory, I'm assuming that the differential there is for the supply chain improvements that have been made over the past three months.

<A - Brian Grass - Helen of Troy Ltd.>: I think that's fair to say. And inventory is low but it's not as low as we've been recently. We're at $275 million. We've been down as low as $250 million. So we're actually making a little bit of progress on inventory but we're not where we need to be and we acknowledge that. But we've got a lot of things in place that are going to get us there shortly. The capacity improvement that Julien was talking about, we improved thermometer capacity by 30% already, and then we're looking for the next amount of improvement that will come on line later in the year.

So, I'm just making the comment to illustrate that we are making progress from our supply, inventory is low, but the triple whammy that Julien mentions is real. Coming off of Chinese New Year and COVID and then big demand surges on top of that are a huge thing to overcome, and I feel like we've done pretty well.

<Q - Steve Marotta - C.L. King & Associates, Inc.>: I got it. Thank you again. I'll take the balance offline.

<A - Julien Mininberg - Helen of Troy Ltd.>: Great.

Operator: Thank you. At this time, we've reached the end of our question-and-answer session. And I will turn the call back over to Mr. Mininberg for his closing remarks.

Julien Mininberg, Chief Executive Officer, Helen of Troy Ltd.
Thank you, operator, and thank you to everyone for being with us on the call today. We very much appreciate your support, and we look forward to speaking with many of you later today and also in the coming weeks. Thanks again. Very much appreciated and transformation rolls on.

Operator: Thank you, everyone. This concludes today's conference. You may now disconnect your lines at this time, and thank you for your participation.